Exhibit 22.1

Cheniere Energy Partners, L.P.
List of Issuers and Guarantor Subsidiaries

The following entities are guarantors of the 5.250% Senior Notes due 2025, 5.625% Senior Notes due 2026, and 4.500% Senior Notes due 2029 issued by Cheniere Energy Partners, L.P.

Entity	Jurisdiction of Organization	Role
Cheniere Energy Partners, L.P.	Delaware	Issuer
Cheniere Energy Investments, LLC	Delaware	Guarantor
Sabine Pass LNG-GP, LLC	Delaware	Guarantor
Sabine Pass LNG, L.P.	Delaware	Guarantor
Sabine Pass Tug Services, LLC	Delaware	Guarantor
Cheniere Pipeline GP Interests, LLC	Delaware	Guarantor
Cheniere Creole Trail Pipeline, L.P.	Delaware	Guarantor